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                                                                     EXHIBIT 5.1





                      [LETTERHEAD OF DEBEVOISE & PLIMPTON]

June 16, 2003

The Chubb Corporation
15 Mountain View Road
P.O. Box 1615
Warren, New Jersey  07061-1615

                              THE CHUBB CORPORATION
                              CHUBB CAPITAL TRUST I
                             CHUBB CAPITAL TRUST II
                             CHUBB CAPITAL TRUST III
                       REGISTRATION STATEMENT ON FORM S-3
                          (REGISTRATION NO. 333-104310)

Ladies and Gentlemen:

      We have acted as special counsel to The Chubb Corporation, a New Jersey corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), of the Registration Statement (Registration No. 333-104310) of the Company and of Chubb Capital Trust I, Chubb Capital Trust II and Chubb Capital Trust III (collectively, the "Chubb Capital Trusts") on Form S-3 (the "Registration Statement") and the prospectus included therein (together with any supplements thereto, the "Prospectus"), relating to the proposed issuance from time to time of (a) common stock, par value $1.00 per share (the "Common Stock"), (b) preferred stock, par value $1.00 per share (the "Preferred Stock"), (c) senior debt securities (the "Senior Debt Securities"),
(d) subordinated debt securities (the "Subordinated Debt Securities"), (e) junior subordinated deferrable interest debentures (the "Junior Subordinated Debentures," and together with the Senior Debt Securities and the Subordinated Debt Securities, the "Debt Securities"), (f) stock purchase contracts (the "Stock Purchase Contracts") to purchase Common Stock or Preferred Stock, (g) stock purchase units (the "Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities, Preferred Securities, or debt obligations of third parties, (h) warrants (the "Warrants") representing rights to purchase of Senior Debt Securities, Subordinated Debt Securities, Preferred Stock or Common Stock under one or more warrant agreements (the "Warrant Agreements"), (i) depositary shares (the "Depositary Shares") representing receipts for fractional interests in Debt Securities or Preferred Stock, to be evidenced by receipts issued under one or more deposit agreements (the "Deposit Agreements"), (j) preferred securities of the Chubb Capital Trusts (the "Preferred Securities") and (k) guarantees (the "Guarantees") with respect to the Preferred Securities ((a) through (k), and including any additional securities that may be registered in accordance with Rule 462(b) under the 1933 Act, being referred to
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The Chubb Corporation                  2                          June 16, 2003


collectively as the "Securities"), in one or more series with an aggregate initial offering price of up to $3,000,000,000.

      The Senior Debt Securities are to be issued under an Indenture, dated as of October 25, 1989 (together with any supplements or amendments thereto, the "Senior Indenture"), between the Company and Bank One Trust Company, N.A., as successor in interest to the First National Bank of Chicago, as trustee (together with any successor or additional trustee named under the Senior Indenture, the "Senior Trustee"); the Subordinated Debt Securities are to be issued under an Indenture, dated as of June 4, 2003 (together with any supplements or amendments thereto, the "Subordinated Indenture"), between the Company and Bank One Trust Company, N.A., as successor in interest to the First National Bank of Chicago, as trustee (together with any successor or additional trustee named under the Subordinated Indenture, the "Subordinated Trustee"); and the Junior Subordinated Debentures are to be issued under a Junior Subordinated Indenture, dated as of June 4, 2003 (together with any supplements or amendments thereto, the "Junior Subordinated Indenture"), between the Company and Bank One Trust Company, N.A., as trustee (together with any successor or additional trustee named under the Junior Subordinated Indenture, the "Junior Subordinated Trustee"). We refer to the Senior Indenture, the Subordinated Indenture and the Junior Subordinated Indenture together as the "Indentures," and to the Senior Trustee, the Subordinated Trustee and the Junior Subordinated Trustee together as the "Trustees."

      Forms of (i) underwriting agreements relating to the issuance, sale and delivery of any Common Stock, Preferred Stock, Warrants, Stock Purchase Contracts, Stock Purchase Units and Debt Securities, (ii) Stock Purchase Contracts and Stock Purchase Units, (iii) Warrants and (iv) Depositary Shares and Deposit Agreements are to be filed with the Commission as exhibits to one or more reports on Form 8-K under the Securities Exchange Act of 1934, as amended.

      In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

      We assume, in reliance upon the opinion of Drinker Biddle & Reath LLP, dated today and addressed to the Company and us and filed as Exhibit 5.2 to the Registration Statement, that (i) the issuance, sale and delivery by the Company of any Common Stock, (ii) the issuance, sale and delivery by the Company of any Preferred Stock, (iii) the execution, issuance, sale and delivery by the Company of any Stock Purchase Contracts and Stock Purchase Units, (iv) the execution and delivery by the Company of any Warrant Agreements and the execution, issuance, sale and delivery by the Company of any Warrants, (v) the execution and delivery by the Company of any Deposit Agreements and the issuance, sale and delivery by the Company of any Depositary Shares, (vi) the
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The Chubb Corporation                  3                          June 16, 2003


execution and delivery by the Company of the Senior Indenture and the issuance, sale, execution and delivery by the Company of any Senior Debt Securities, (vii) the execution and delivery by the Company of the Subordinated Indenture and the issuance, sale, execution and delivery by the Company of any Subordinated Debt Securities, (viii) the execution and delivery by the Company of the Junior Subordinated Indenture and the issuance, sale, execution and delivery by the Company of any Junior Subordinated Debentures and (ix) the execution and delivery by the Company of any Guarantees each have been duly authorized by all necessary corporate action on the part of the Company under New Jersey law and the Company's Amended and Restated Certificate of Incorporation and By-laws.

      We further assume that: (i) the issuance, sale and delivery of any Securities will occur against due payment to the Company of the consideration fixed therefor by the board of directors of the Company, a duly authorized committee thereof or duly authorized officers of the Company (to the extent that the resolutions of the board of directors of the Company authorizing such action by such officers remain in full force and effect), as the case may be, in each case in accordance with New Jersey law and the Company's Amended and Restated Certificate of Incorporation and Restated By-laws; (ii) the terms of any Securities will be fixed and established (including by making any filings required under New Jersey law), and such securities will be issued, sold and delivered, so as not to violate any then applicable law or the Company's Amended and Restated Certificate of Incorporation or Restated By-laws or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (iii) any Common Stock, Preferred Stock, Senior Debt Securities or Subordinated Debt Securities issued upon the exercise of any Warrants will be issued as contemplated by the terms of such Warrants and of the Warrant Agreements relating thereto; (iv) any Common Stock or Preferred Stock issued pursuant to Stock Purchase Contracts will be issued, sold and delivered as contemplated by the terms thereof and the agreements relating thereto; (v) any Depositary Shares are issued, sold and delivered in accordance with the terms of the Depositary Agreements relating thereto; (vi) the issuance, sale and delivery of any Securities will be effected in the manner contemplated in the Registration Statement and the Prospectus;
(vii) the issuance, sale and delivery of any Common Stock, Preferred Stock, Warrants, Stock Purchase Contracts, Stock Purchase Units or Debt Securities will be effected in accordance with the terms of the respective underwriting agreements relating thereto; (viii) each Indenture has been duly authorized, executed and delivered by the relevant Trustee, and constitutes the valid and binding obligation of such Trustee, enforceable against such Trustee in accordance with its terms; and (ix) any Stock Purchase Contracts and Stock Purchase Units and applicable agreements relating thereto, and any Warrant Agreements and Deposit Agreements, have been duly authorized, executed and delivered by all parties thereto other than the Company and constitute the valid and binding obligations of such parties, enforceable against such parties in accordance with their terms.
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The Chubb Corporation                  4                          June 16, 2003


      Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the following opinion:

            1. When any Stock Purchase Contracts and Stock Purchase Units and all applicable agreements relating thereto have been duly executed and delivered by the Company, such Stock Purchase Contracts and Stock Purchase Units will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

            2. Upon due execution and delivery of any Warrants and the related Warrant Agreements by the Company and due countersignature of such Warrants by the warrant agent, such Warrants will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

            3. Upon due execution and delivery of any Deposit Agreements by the Company, the related Depositary Shares will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

            4. When any Senior Debt Securities have been duly executed and delivered by the Company and authenticated by the Senior Trustee in accordance with the terms of the Senior Indenture, such Senior Debt Securities will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

            5. When any Subordinated Debt Securities have been duly executed and delivered by the Company and authenticated by the Subordinated Trustee in accordance with the terms of the Subordinated Indenture, such Subordinated Debt Securities will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

            6. When any Junior Subordinated Debentures have been duly executed and delivered by the Company and authenticated by the Junior Subordinated Trustee in accordance with the terms of the Junior Subordinated Indenture, such Junior Subordinated Debentures will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

            7. When (a) any Guarantee has been duly executed and delivered by the Company, (b) the Preferred Securities to which such Guarantee relates have been duly issued and sold and the purchase price duly established therefor has been received by the applicable Chubb Capital Trust and (c) such Guarantee has been
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The Chubb Corporation                  5                          June 16, 2003


      qualified under the Trust Indenture Act of 1939, as amended, such Guarantee will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

      The opinions set forth in paragraphs 1 through 7 above are subject to the following additional qualifications:

      (a) Our opinions set forth in paragraphs 1 through 7 above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to the creditors of insurance companies or affecting enforcement of creditors' rights or remedies generally, (ii) general principles of equity, whether such principles are considered in a proceeding at law or equity, and (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality.

      (b) The opinions expressed above are limited to the Federal laws of the United States of America, the laws of the State of New York and the Business Corporation Law of the State of New Jersey, in each case as currently in effect. Insofar as the opinions rendered above involve the law of the State of New Jersey, we have relied exclusively upon, and have assumed the accuracy of, the opinion of Drinker Biddle & Reath LLP as described above.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Prospectus and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the 1933 Act relating to the offering of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,


                                            /s/ DEBEVOISE & PLIMPTON